Exhibit 4.1

WATSON PHARMACEUTICALS, INC.

as Issuer

7 1/8% SENIOR NOTES DUE 2008

SECOND SUPPLEMENTAL INDENTURE
Dated as of February 20, 2004

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank)

as Trustee

        SECOND SUPPLEMENTAL INDENTURE dated as of February 20, 2004, (the "Supplemental Indenture") between WATSON PHARMACEUTICALS, INC., a Nevada corporation (the "Issuer") and Wachovia Bank, National Association, a national banking association (formerly known as First Union National Bank), as trustee (the "Trustee"), to the indenture, dated as of May 18, 1998 among the Issuer and the Trustee, as supplemented on May 18, 1998 (the "Indenture").

W I T N E S S E T H:

        WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of 7 1/8% Senior Notes due 2008 (the "Notes") of the Issuer;

        WHEREAS, there is currently outstanding under the Indenture $150,000,000 in aggregate principal amount of the Notes;

        WHEREAS, Section 902 of the Indenture provides that the Issuer and the Trustee may, with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, (i) enter into a supplemental indenture for the purpose of amending the Indenture or (ii) waive compliance with any provision of the Indenture with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class;

        WHEREAS, the Issuer has offered to purchase all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Solicitation Statement dated February 5, 2004 as the same may be further amended, supplemented or modified (the "Offer");

        WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments and waivers (the "Proposed Amendments") to the Indenture set forth herein having been approved by the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (and a supplemental indenture in respect thereof having been executed and delivered), with the operativeness of such Proposed Amendments with respect to the Notes being subject to the acceptance by the Issuer of such Notes tendered pursuant to the Offer;

        WHEREAS, the Issuer has received and delivered to the Trustee the Consents (as defined in the Offer) to effect the Proposed Amendments under the Indenture;

        WHEREAS, the Issuer has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and

        WHEREAS, all other acts and proceedings required by law, by the Indenture, by the articles of incorporation and by-laws of the Issuer, to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Issuer and the Trustee hereby agree as follows:

        Section 1.    Deletion of Certain Provisions

        Pursuant to the terms of the Offer and the consent of Holders representing at least a majority in principal amount of the Notes then outstanding voting as a single class, the Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase "Intentionally Omitted", and any and all references to such sections, any and all obligations thereunder and any default, event of default or other consequence under the Indenture of failing to comply solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

  •
  Section 801 (Company May Consolidate, Etc., Only on Certain Terms)

  •
  Section 802 (Successor Substituted);

  •
  Section 501 (4) (Events of Default);

  •
  Section 501 (5) (Events of Default);

  •
  Section 501 (6) (Events of Default);

  •
  Section 1005 (Purchase of Securities by Company or Subsidiary);

  •
  Section 1006 (Statement by Officer as to Default);

  •
  Section 1008 (Limitation on Liens);

  •
  Section 1009 (Limitations on Sale and Leaseback Transactions);

  •
  Section 1010 (Subsidiary Guarantees);

  •
  Section 1011 (Additional Guarantors); and

  •
  Section 1012 (Restrictions on Subsidiary Indebtedness) (collectively, the "Amended Sections").

        Section 2.    Effectiveness; Operativeness

        This Supplemental Indenture (other than Section 1 hereof) will become effective and binding upon the Issuer, the Guarantors, the Trustee and the Holders as of the date hereof and will not become operative unless and until validly tendered Securities are purchased pursuant to the Offer on the early settlement date.

        Section 3.    Reference to and Effect on the Indenture

        (a)   On and after the effective date of this Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof," or "herein" shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

        (b)   Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

        Section 4.    Governing Law

        THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED BY THE INTERNAL LAW OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        Section 5.    Defined Terms

        Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

        Section 6.    Trust Indenture Act Controls

        If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the "Act"), as in force at the date this First Supplemental Indenture is executed, the provision required by said Act shall control.

        Section 7.    Trustee Disclaimer

        The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

        Section 8.    Counterparts and Method of Execution

        This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

        Section 9.    Titles

        Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

        Section 10.    Severability

        In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

WATSON PHARMACEUTICALS, INC.
By:	/s/ DAVID A. BUCHEN
	Name:	David A. Buchen
	Title:	Senior Vice President, General Counsel and Secretary
WACHOVIA BANK, NATIONAL ASSOCIATION, AS TRUSTEE
By:	/s/ PATRICK L. TEAGUE
	Name:	Patrick L. Teague
	Title:	Vice President